EX-21



                 Vectren Utility Holdings, Inc.

                 SUBSIDIARIES OF THE REGISTRANT

WHOLLY OWNED SUBSIDIARIES

- Southern Indiana Gas and Electric Company, Incorporated in
  Indiana

- Indiana Gas, Inc., Incorporated in Indiana and Ohio

- Vectren Energy Delivery of Ohio, Inc., Incorporated in Ohio